Exhibit 10.1

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June 23, 2022

Re: Separation & Release Letter Agreement

Dear Michael Jafar:

For the reasons we have discussed, this letter will confirm your transition and separation from your employment with Desktop Metal, Inc. (hereinafter “Company”), along with specific terms and conditions relating to the offer of Severance Benefits (as defined below).

1.Transition from Employment.

During the period beginning today and ending on the Separation Date (as defined below) (the “Transition Period”), you shall continue to devote your full working time and best efforts to performing your usual job duties and such other duties as the Company may reasonably request, including but not limited to cooperating in the effective transition of your responsibilities. As part of your responsibilities during the Transition Period, you agree to create and provide to Thomas Nogueira, on or before the Separation Date, a transition memorandum detailing the matters on which you are currently working, including any active agreements, contact information for vendors, customers or other partners as relevant, a description of tasks to be done and any other information as may be requested by the Company to handle the matters you are working on following the Separation Date. During the Transition Period, you will continue to earn the same salary and have access to the same benefits as you currently enjoy.

Your employment with the Company shall terminate effective June 30, 2022 or such earlier date as the Company may terminate your employment for Cause (as defined below) (the “Separation Date”). For purposes of this Agreement, “Cause” shall mean: (i) your commission of any fraud, embezzlement, theft, or dishonesty, or any misappropriation of any amount of money or other assets or property of the Company; (ii) your material breach of any of the terms of this Agreement, which breach remains uncured (if curable) thirty days after written notice of such failure specifying in reasonable detail the nature of such failure or negligence is given to you by the Company; or (iii) your conviction of, or plea of nolo contendere to, a felony, gross misdemeanor, or any crime involving moral turpitude.

Regardless of whether you elect to sign this Separation and Release Letter Agreement (the “Agreement”), you will receive any and all outstanding wages due to you as of the Separation Date and such other amounts as may be due to you on the Separation Date per Company’s written policies or as matter of law. All of the foregoing payments will be subject to applicable withholdings and deductions. You will also be entitled to reimbursement for any allowable business expenses incurred by you through the Separation Date for which you have not yet been reimbursed, in accordance with the Company’s regular policies.

If you participate in the Company’s health insurance plans, your enrollment as an active employee will end the last day of the month in which the Separation Date takes place. Provided that you are eligible, you may choose to continue your group health coverage at your expense, under the Consolidated Omnibus Budget Reconciliation Act of 1985, a federal law also known as “COBRA.” COBRA generally provides for continued coverage for eligible individuals and dependents at the full premium rate for a defined period. All Company payments toward your premiums will end the last day of the month in which the Separation Date takes place, except that you will be eligible for continuing payment of your COBRA premiums as set forth in Section 2 below (subject to the conditions therein).

If you were a participant in the Company 401(k) Plan (“401(k) Plan”), you may be eligible to receive a distribution from your account under that plan in accordance with the terms of that plan. If applicable, you will receive additional information regarding your rights and options under the 401(k) Plan following the Separation Date.

With respect to any equity grants made to you from the Company as of the Separation Date: (i) if you have any vested stock options, they must be exercised within ninety (90) days of the Separation Date, (ii) if you hold shares of DM

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stock from vested RSUs, you will retain those shares after the Separation Date, and (iii) all unvested options and RSUs expire as of the Separation Date and you will have no further rights in respect of said awards.

You are required to promptly return all Company property by the Separation Date. Company property includes, but is not limited to, office and building keys, card keys, credit cards, calling and telephone charge cards, personal computers, laptops, pagers, cellular telephones, notebooks, and all confidential information (in whatever form it may be stored), including but not limited to customer and product lists and information, equipment and supplies. In the event you discover any additional Company property in your possession following the Separation Date, you are required to return such property immediately.

While the Company has elected to waive any of your non-competition obligations, you are reminded that you have continuing obligations to the Company (for example, and without limitation, non-solicitation, non-disclosure and assignment of inventions) under certain agreements that you previously signed in connection with your employment, copies of which are attached (the “Ancillary Agreements”). A written waiver of your non-competition obligations is being provided to you along with this letter, and as such Company shall have no obligations to compensate you therefor.

Finally, the Severance Benefits mentioned below are conditioned upon your execution of this Agreement, which includes a full release of any claims you may have against the Company. Except as otherwise provided herein, please keep the terms of this Agreement confidential. If you wish to accept this offer, please sign this Agreement in the space provided below and return it to me within the time frame specified herein.

The terms of the Severance Benefits offer are as follows:

2.Severance Benefits. Provided you (i) sign, return and do not revoke this Agreement as described in Section 13, (ii) sign and return the ratification set forth below (the “Ratification”) on or within five (5) days after the Separation Date (if required) and do not revoke it as described in Section 13, and (ii) comply with the terms and conditions as set forth in this Agreement:

(a) The Company will pay you the Severance Amount (as set forth on Exhibit A attached hereto), subject to applicable deductions and withholdings, in installments on the Company’s regularly scheduled pay dates, consistent in amount with pay dates prior to the Separation Date, beginning with the first pay date following the Effective Date until the Severance Amount has been paid.

(b) If you elect and are eligible for COBRA medical and/or dental coverage, the Company will pay the applicable COBRA premiums for a period of twelve (12) months following the last day of the month in which the Separation Date falls (the “COBRA Payments”), provided that (i) the COBRA Payments shall be made directly to the insurer, and (ii) if you elect any COBRA benefits above and beyond the equivalent medical and dental coverage you have through the Company as of the Separation Date, you will be responsible for the additional costs associated therewith.

The Severance Amount and the COBRA Payments are referred to herein as the “Severance Benefits.”

3.Full Release of Claims.

(a)In consideration for the Severance Benefits and other mutual commitments, undertakings and agreements stated in this Agreement, the receipt of which you hereby acknowledge as good, valuable and adequate consideration, you and your representatives, agents, estate, heirs, successors and assigns (“Releasor”), absolutely and unconditionally hereby forever release, remise, discharge, indemnify and hold harmless Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, trustees,

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investors, members, shareholders/stockholders, directors, officers, managers, employees, attorneys and/or agents, all both individually and in their official capacities (“Releasees”), from any and all actions or causes of action, suits, claims, complaints, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, including: (i) any and all claims arising out of or in connection with your employment, change in employment status, and/or termination of employment with the Company; (ii) any and all claims arising out of or in connection with any relationship between you and the Company; (iii) any and all claims based on any federal, state or local law, constitution or regulation regarding either securities, employment, employment benefits, wrongful termination, or employment discrimination and/or retaliation including, without limitation, those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sexual harassment, sexual orientation, marital status, pregnancy or familial status, physical or mental disability or handicap, military discharge, national origin, ancestry, veteran status or any military service or application for military service, including without limitation those claims falling under all Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; discrimination and harassment claims under California's Fair Employment and Housing Act; claims under the Illinois Human Rights Act, as amended, or the Illinois Constitution; claims under the Massachusetts Wage Act and the Massachusetts Fair Employment Practices Act; claims under the Michigan Elliott-Larsen Civil Rights Act (ELCRA), Michigan Persons with Disabilities Civil Rights Act (PWDCRA), Payment of Wages and Fringe Benefits Act (WFBA), Michigan Whistleblowers' Protection Act (WPA), Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act (MIOSHA), the Michigan Social Security Number Privacy Act, Michigan Internet Privacy Protection Act, and Michigan Sales Representatives Commission Act; claims under the Ohio Civil Rights Act, Ohio's equal pay statute, the Ohio wage payment anti-retaliation statute, Ohio Whistleblower's Protection Act, and Ohio Workers' Compensation anti-retaliation statute; claims under the Pennsylvania Human Relations Act, wrongful discharge, discrimination, retaliation, or other violation of the Pennsylvania Whistleblower Law; claims under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; and (iv) any claim based in contract, whether oral or written, express or implied; any tort; or any other claim under common law (the “Released Claims”).

(b)This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had up to the Separation Date, except for those that may not be released as a matter of law. You acknowledge and agree that the release and discharge set forth above is a general release and is intended to be as broad as the law allows. Releasor expressly waives and assumes the risk of any and all claims for damages which exist as of this date, but of which the Releasor does not know or suspect to exist.

(c)Further, you represent that you have not filed, and agree, to the extent permitted by law, that you will not file, any complaints, lawsuits, or claims with any federal, state or local court or agency, or state or local commission, against Company or any of the Releasees, related in any way to your employment or termination from employment with Company. Nothing herein shall be construed to prohibit you from participating in any investigation or proceeding before any state or federal agency to the extent permitted by law. Notwithstanding the enforceability of any portion of this provision, you are prohibited by the terms of this Agreement from receiving or collecting any damages or other monetary compensation as a result of your participation in any such investigation or proceeding.

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(d) You represent that as of the Separation Date you have not been subjected to any unlawful action on the part of the Releasees including but not limited to retaliation or other form of adverse action by the Releasees for any action taken by you as an employee or resulting from your exercise or attempt to exercise any statutory rights recognized under federal, state, or local law.

(e)THE RELEASORS SPECIFICALLY WAIVE THE PROTECTIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH STATES: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

4.Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967. As you are 40 years of age or older, you are being informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). You hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all claims arising under the ADEA and its implementing regulations, whether known or unknown, from the beginning of time through the date of your execution of this Agreement. A copy of the Company’s Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H) is attached as Exhibit B. By signing this Agreement, you acknowledge and agree that:

(a)	you have read this Agreement in its entirety and understand all of its terms;

(b)you have been advised herein to consult with an attorney before executing this Agreement and have consulted with such counsel as you believed necessary prior to signing this Agreement;

(c)you knowingly, freely and voluntarily asset to all of this Agreement’s terms and conditions, including, without limitation, the waiver, release and covenants contained in it;

(d)you understand that the release contained in this Section 3 does not apply to rights and claims that may arise after you sign this Agreement;

(e)you are signing this Agreement, including the waivers and releases contained herein, in exchange for the Severance Benefits, which you are not otherwise entitled to receive;

(f)When Company presented you with this Agreement, you were informed that you have 45 days to review this Agreement and consider its terms before signing it (although you may sign it sooner if desired) and that following your execution hereof, you have 7 days to revoke the Agreement before it is effective (see Section 13); and

(d)The 45-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

5.Confidentiality. Except as prohibited by law, you agree that you will keep the terms and conditions of this Agreement and the particulars of any claim(s) you may have against Company in strict confidence. Specifically, the amount of any Severance Benefits shall not be published, displayed, discussed, disclosed or revealed in any way by you or anyone on your behalf without the written permission of Company or as required by court order, except that you may discuss this Agreement with your attorney, spouse and financial advisor. Prior to disclosing these terms to any of the above-referenced individuals, you agree to inform them of their obligations not to disclose the terms further. Included in this confidentiality obligation, neither you nor anyone on your behalf, shall author, originate or issue a statement to any press or media, or confirm or deny any statement or question by press or media relating to the matters released herein. A breach of this confidentiality provision shall be considered a material breach of this Agreement.

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6.Non-Disparagement. You acknowledge that the Company's reputation and goodwill in the marketplace is of utmost importance and value to the Company. Accordingly, you agree that you will not disparage, defame, denigrate and/or malign Company or any of their respective employees or products in any form or manner. Specifically, except to the extent such a covenant is prohibited by law, you shall not make any statement, verbally or in writing, take any action or do anything to harm, reduce or prejudice that reputation or goodwill.

7.Full and Final Settlement. The Severance Benefits shall be complete, final and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Releasees to you and with respect to all claims, causes of action and damages, whatsoever and without limit, that could be asserted by you against the Releasees regarding your employment with, change in employment status, and/or termination of employment from, Company, including, without limitation, all claims for back wages, salary, vacation pay, sick pay, draws, incentive pay, bonuses, stock and stock options, equity, commissions, severance pay, any and all other forms of compensation or benefits, attorneys' fees, or other costs or sums.

8.Breach and Remedies; Indemnification. In the event that you breach the provisions of this Agreement, you recognize that the remedy at law (i.e., damages) for such breach will be inadequate and that Company shall be entitled to injunctive relief, in addition to any other remedy it may have. You further agree to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, reasonable attorneys’ fees, incurred by the Company arising out of any action at law or equity, or any other proceeding, they find necessary to enforce any of the terms, covenants or conditions of this Agreement or due to a breach of this Agreement by you.

9.General Provisions. This Agreement supersedes and replaces all remaining obligations, if any, contained in any other agreement, promise, or offer, whether oral or written with Company, except as otherwise provided herein. Your obligations under the Ancillary Agreements survive except as provided hereinabove. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated in writing signed by an authorized Company representative. You shall not assign this Agreement. Company may assign this Agreement, and the benefits of this Agreement shall inure to its successors or assigns.

10.Interpretation, Severability. Every provision of this Agreement is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Agreement is illegal, invalid, or unenforceable, such provisions shall be construed by the appropriate judicial body so as to enforce such provision to the maximum extent permitted by applicable law. Further, such illegality, invalidity, or unenforceability shall not affect the other terms and conditions of this Agreement, which shall continue in full force and effect.

11.Governing Law. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State without giving effect to the principles of conflicts of laws of such State. Any claims or legal actions by one party against the other shall be commenced and maintained exclusively in any state or federal court located in such State, and you hereby submit to the jurisdiction and venue of any such court.

12.Advice of Counsel. You have the right to seek independent advice from an attorney of your own selection regarding this Agreement. You acknowledge that you have entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. You further represent that in entering into this Agreement, you are not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.

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13. Period of Consideration & Revocation Period; Ratification. You have 45 days from the Separation Date in which to consider and accept this Agreement. This offer will expire at 11:59pm on August 14, 2022. You may revoke this Agreement during the period of seven (7) days following its execution by you and this Agreement shall not become effective or enforceable, nor will you be eligible to receive any installments of the Severance Benefits until the later of (i) the date the revocation period has expired without exercise or (ii) seven days after the date on which you have signed and returned the Ratification (if applicable) (the “Effective Date”). To revoke this Agreement, you must deliver a letter stating that you are revoking the Agreement to Company addressed to Amy Buntel, Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803 (e-mail) within the time prescribed in this Section 13. You agree that any changes to this Agreement, whether material or not, will not re-start the 45-day period described in this paragraph.

If you have already signed this Agreement and the revocation period for said signature has passed prior to the Separation Date, then you will not be eligible to receive any installment of the Severance Benefits unless and until you sign and return the Ratification set forth below on or within five (5) days of the Separation Date, and the revocation period for such Ratification has passed.

Sincerely,

/s/ Amy E. Buntel

Amy E. Buntel

Director – Human Resources

*Employee Signatures Next Page*

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I, Michael Jafar, REPRESENT THAT I HAVE COMPLETELY READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND I AM VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

IF YOU DO CHOOSE NOT TO USE THE ENTIRE 45-DAY CONSIDERATION PERIOD, PLEASE CAREFULLY REVIEW THIS ACKNOWLEDGMENT PRIOR TO SIGNING. I acknowledge that I was informed and understand that I have 45 days within which to consider the Separation & Release Letter Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 45-day period. I understand that I have seven (7) days from the date I execute this Agreement to revoke my acceptance of it and shall provide timely notice to Amy Buntel, in writing of my intention to revoke the agreement should I choose to exercise said right of revocation, as described in Section 13 of the Agreement.

Signature: /s/ Michael Jafar Date: August 22, 2022

RATIFICATION

The following ratification must be signed if prior to the Separation Date, Employee signed above AND the revocation period for said signature passed. If required, it must be signed on or within 5 days of the Separation Date. By his/her signature below, the undersigned acknowledges that he/she has seven (7) days from the date he/she executes this Ratification to revoke his/her acceptance of it, and that he/she shall be required to provide timely notice to Amy Buntel in writing in order to exercise said right of revocation, as described in Section 13 of the Agreement. The undersigned hereby ratifies and agrees to the terms of this Agreement as of the date set forth below, including without limitation Section 3 (Release of Claims) and Section 4 (Waiver of Rights and Claims Under the ADEA).

Signature: /s/ Michael Jafar Date: August 22, 2022

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EXHIBIT A

Employee Name: Michael Jafar

Severance Amount (Section 1): $207,500 plus Employee will be paid an additional cash payment equal to the cash value of 16,556 shares of Desktop Metal calculated at the closing stock price on June 30, 2022.

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EXHIBIT B

DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision: The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.

1.	The organizational/decisional unit(s)/department(s) that have been selected for the termination program are: Desktop Health.
2.	Employees who were selected for layoff in June 2022 are identified and are eligible to participate in the termination program.
3.	You and all others receiving this disclosure will have forty-five (45) days to review the terms and conditions of the severance package and to decide whether to accept the package, and seven (7) days to revoke the release of claims under the Age Discrimination in Employment Act, as amended.
4.	The following is a listing of the ages and job titles of the Desktop Health employees who were and were not selected for termination and the offer of consideration for signing a waiver: [***]